Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cepheid for the registration of up to $120,000,000 of its common stock and to the incorporation by reference therein of our reports dated February 24, 2005, with respect to the consolidated financial statements and schedule of Cepheid, Cepheid management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cepheid, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Palo Alto, California
February 2, 2006